                                                                  Exhibit 2.1



                               PURCHASE AGREEMENT
                                 SUMMARY SHEET



Buyer:                    Granite Golf Group, Inc., a Nevada corporation


Seller:                   Brassie Golf Corporation, a Delaware corporation.


Effective Date:           June 18, 1997

Company: Club Operations and Property Management, Inc. a wholly owned subsidiary of Seller; and Brassie Golf Management Services, Inc. a wholly owned subsidiary of Seller.

Notice Address
of Seller:                Brassie Golf Corporation
                          5806-A Breckenridge Parkway
                          Tampa, FL  33610
                          Attention:  William E. Horne

with a copy to:           David C. Crowell, Esq.
                          At the same address as above

Notice Address
of Buyer:                 Granite Golf Group, Inc.
                          7226 N. 16th St., Suite 200
                          Phoenix, AZ  85020
                          Attention: T. Marney Edwards

with a copy to:           Ms. Lesa J. Storey
                          Fennemore Craig
                          3003 N. Central Ave.  Suite 2600
                          Phoenix, AZ   85012-2913

                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between Buyer and Seller.
                                   RECITALS:

A. Seller is the owner of all of the issued and outstanding Capital Stock (the "Shares") of that certain corporation named Brassie Golf Management Services, Inc. (hereinafter known as "BGMS").

B. Subject to the terms of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to buy from Seller, all of Seller's right, title and interest in and to the following:

         1. All the Shares, assets, rights, privileges, and licenses of BGMS.

         2.      All Management Contracts as hereinafter defined.

         3. All tangible personal property including, but without limitation, office equipment, office furniture, more specifically described in Exhibit A attached hereto.

         4. All intangible personal property owned or possessed by Seller and used in connection with ownership or operation of BGMS, including, but without limitation, all goodwill, promotional and marketing materials, general intangibles, business records, licenses, permits and approvals.

         5. All the Shares, assets, rights privileges and licenses of Club Operations Property Management, Inc., a wholly owned subsidiary of BGMS.



         NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:

                                   ARTICLE I
                       DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth on the Summary Sheet. The following terms shall have the indicated meanings:

         a. "Accounts Payable" shall mean those amounts payable for goods and services provided to BGMS as of the Closing Date described in Exhibit B.

         b. "Accounts Receivable" shall mean those amounts receivable for goods and services provided by BGMS as of the Closing Date described in Exhibit C.

         c. "Act of Bankruptcy" shall mean if a party to this agreement or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any other jurisdiction's bankruptcy statute, (e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or any other jurisdiction's bankruptcy statute, or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.

         d. "Bill of Sale - Personal Property" shall mean a bill of sale conveying title to the Tangible Personal Property and Intangible Personal Property from Seller to Buyer, substantially in the form of Exhibit D attached hereto.

         e. "Buyer" shall mean Granite Golf Group, Inc., a Nevada corporation. At the sole discretion of Buyer, it may assign all interest in this transaction to a majority owned affiliated company, provided any such assignment shall not relieve Granite Golf Group, Inc. of any of its obligations or liabilities hereunder, including its obligations to pay the Purchase Price, including the deferred portions of the Purchase Price.

         f. "Companies" shall mean collectively Club Operations ad Property Management, Inc., Summit Golf Corporation, Inc., and Brassie Golf Management Services, Inc., all of which are Florida corporations.

         g. "Closing" shall mean the time each of the deliveries to be made by Seller (as provided in Section 6.2) and Buyer (as provided in Section 6.3) are made and each of the Closing conditions of Buyer and Seller in Sections 5.1 and 5.2, respectively, have been satisfied or waived.

         h. "Closing Date" shall mean the date on which the Closing occurs.

         i.      "Closing Statements" shall have the meaning set forth in
                 Section 6.4(a).

         j. "Current Assets" shall mean cash, accounts receivable and Inventory (as hereinafter defined) according to a Balance Sheet, which is attached as Exhibit D.

         k.      "Disclosure Schedule" shall have the meaning set forth in
                 Section 2.2(e) as defined by the Letter of Intent between the parties, as amended.

         l. "Effective Date" shall mean the date at which all parties have executed this agreement.

         m. "Environmental Claim" shall mean any administrative, regulatory or judicial action, suit, demand, letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Laws or any permit issued under any Environmental Law including, without limitation, (i) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (ii) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

         n.      "Escrow Agent" shall mean the firm of Hill, Ward & Henderson

         o.      "FIRPTA Certificate" shall mean the affidavit of Seller under
                 Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), substantially in the form of Exhibit E attached hereto.

         p. "Governmental Body" shall mean any federal state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         q. "Intangible Personal Property" shall have the meaning set forth in Recital B(4).

         r. "Inventory" shall mean any merchandise located in any pro shop or similar facility and held for sale in the ordinary course of Seller's business.

         s. Management Contracts" shall mean all management contracts, accounting contracts, or other agreements maintained by the Seller, BGMS, all other affiliates or subsidiaries, including prospective contracts or letters of intent, as set forth on Exhibit A attached hereto.

         t. "Management Contract Gross Revenues" shall mean those revenues resulting from monthly fees, but shall not include payments for reimburseable expenses or salary of General Managers or other employees.

         u. "Purchase Price" shall mean the sum of One Million One Hundred Thousand ($1,100,000), payable upon terms listed in Exhibit F of this Agreement.

         v. "Registration Rights Agreement" shall mean that agreement between the parties, attached as Exhibit G.

         w. "Security Agreement" shall mean that agreement between the parties, attached as Exhibit H.

         x. "State" shall mean the state or commonwealth in which the BGMS is domiciled.

         y. "Summary Sheet" shall mean the summary page attached to this Agreement and incorporated herein by reference.

         z. "Tangible Personal Property" shall have the meaning set forth in Recital B(3).

         aa. "Seller's Organizational Documents" shall mean the current organizational documents of Seller.

         ab. "WARN Act" shall mean the Worker Adjustment Retraining and Notification Act, as amended.

1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

         a. Gender. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

         b. Section References. All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

         c. Headings. The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

         d. Construction. Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                   ARTICLE II
                  PURCHASE AND SALE; PAYMENT OF PURCHASE PRICE

2.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to acquire all the property listed in Recital B, for the Purchase Price.

2.2 Payment of Purchase Price. The Purchase Price shall be paid to Seller upon terms listed on Exhibit F.

2.3 Section 338(h)(10) Election. Seller will join with the Buyer in making an election under sections 338(g) and 338(h)(10) of the Internal Revenue Code (and any corresponding elections under state local or foreign tax law) with respect to the purchase and sale of all shares of BGMS. Buyer and Seller shall be solely responsible for all taxes resulting from such election.

2.4 Accounts Receivable and Accounts Payable. Included in the Purchase Price shall be all Accounts Receivable related to existing or pending Management Contracts. Buyer also agrees to assume all Accounts Payable related to existing or pending Management Contracts.


                                  ARTICLE III
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Buyer to enter into this Agreement and to purchase BGMS, and to pay the Purchase Price therefor, Seller hereby makes the following representations, warranties and covenants with respect to BGMS, upon each of which Seller acknowledges and agrees that Buyer is entitled to rely and has relied:

3.1 Organization and Power. Seller is duly formed or organized, validly existing and in good standing under the laws of the state of its formation and is qualified to transact business in the State and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed and delivered by or on behalf of Seller under this Agreement.

3.2 Authorization and Execution. This Agreement has been, and each of the agreements and certificates of Seller to be delivered to Buyer at Closing as provided in Section 5.1 will be duly authorized by all necessary action on the part of the Board of Directors of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Seller and its representatives and agents.

3.3 Non-contravention. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller, or result in the creation of any lien or other encumbrance on any asset of Seller. There are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to contribute or has granted an option or right of first refusal to purchase BGMS or any part thereof. There are no purchase contracts, options or other agreements of any kind, written or oral, recorded or unrecorded, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, all or any portion of BGMS. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in BGMS or any part thereof.

3.4 No Special Taxes. Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to BGMS or any part thereof.

3.5 Compliance with Existing Laws. Seller possesses all Board of Director Authorizations ("Authorizations"), each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and Seller has no knowledge of any change in the circumstances under which any of those Authorizations were obtained that result in their termination, suspension, modification or limitation. Seller has not taken any action (or failed to take any action), the omission of which would result in the revocation of any of the Authorizations. Seller has no knowledge, nor has it received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of BGMS or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the Effective Date.

3.6 No Taxes Payable. Seller has fully complied with the payment of any and all taxes, including employee-related taxes.

3.7   Personal Property.  All of the Tangible Personal Property and
Intangible Personal Property of BGMS being conveyed by Seller to Buyer is free and clear of all liens and encumbrances and will be so on the Closing Date and Seller has good title thereto.

3.8 Management Agreements. Seller has performed all of its obligations under each of the Management Agreements and to Seller's knowledge, there is no material fact or circumstance which has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Management Agreements. Seller shall not enter into any new Management Agreements, supply contract, vending or service contract or other agreements with respect to BGMS, nor shall Seller enter into any agreements modifying the Management Agreements, unless (a) any such agreement or modification will not bind Buyer or BGMS after the Closing Date, or (b) Seller has obtained Buyer's prior written consent to such agreement or modification.

3.9. Insurance. All of Seller's insurance policies related to BGMS are valid and in full force and effect, all premiums for such policies were paid when due until thirty (30) days after Closing. Seller shall not cancel or voluntarily allow to expire, any of Seller's insurance policies related to BGMS unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. Seller has not received any notice from any insurance company of any defect or inadequacies in BGMS to any part thereof which would adversely affect the insurability of BGMS, or which would increase the cost of insurance beyond that which would ordinarily and customarily be charged for similar business activities. BGMS is fully insured in accordance with prudent and customary practice. Seller shall allow Buyer thirty (30) days after Closing to replace current insurance coverage. All costs of Seller in maintaining said policies after closing shall be included in Allocated Expenses, as described in
Section 6.6.

3.10 Litigation. Except as disclosed in writing to Buyer in Schedule 3.10 which is attached hereto, there is no action, suit or proceeding pending or known to be threatened against or affecting Seller or any of its properties, including but not limited to BGMS, in any court, before any arbitrator or before or by any Governmental Body which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (ii) could materially and adversely affect the business, financial position or results of operations of BGMS, (iii) could materially and adversely affect the ability of Seller to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto, (iv) could create a lien on BGMS, any part thereof or any interest therein, (v) the subject matter of which concerns any past or present employee of BGMS, or (vi) could otherwise adversely materially affect BGMS.

3.11 Labor Disputes and Agreements. There are no labor disputes pending or, to Seller's knowledge, threatened as to the operation or maintenance of BGMS or any part thereof. Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of BGMS. Seller is not a party to any employment contracts or agreements, other than those disclosed in writing to Buyer, and Seller will not, between the Effective Date and the Closing Date, enter into any new employment contracts or agreements related to BGMS, amend any existing Employment Agreement, except with the prior written consent of Buyer. Seller acknowledges that Buyer will not assume any of the Employment Agreements and Seller has complied with and shall be responsible for compliance with the WARN Act and any other applicable employment-related laws or ordinances. To Seller's knowledge, BGMS has complied with the requirements of the federal Immigration and Reform Control Act respecting the employment of undocumented workers.

3.12 Financial Information. To Seller's knowledge, all of Seller's financial information, including, without limitation, all books and records and financial statements, is correct and complete in all material respects and presents accurately the results of the operations of BGMS for the periods indicated. Provided, however that Seller makes no representation as to the collectability of the Accounts Receivable listed in Exhibit C.

3.13 Organizational Documents. Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

3.14 Operation of BGMS. Seller covenants that between the Effective Date and the Closing Date, it will (i) operate BGMS in the usual, regular and ordinary manner consistent with Seller's prior practice, (ii) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (iii) use all reasonable efforts to preserve intact BGMS's present business organization, keep available the services of BGMS's present officers, partners and employees and preserve BGMS's relationships with suppliers and others having business dealings with it. Except as otherwise permitted hereby, from the Effective Date until Closing, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on BGMS or Buyer's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

3.15 Bankruptcy.   No Act of Bankruptcy has occurred with respect to Seller.

3.16 Environmental Claims.   To Seller's knowledge, there are no current,
pending, or threatened Environmental Claims against BGMS. Furthermore, to Seller's knowledge, BGMS has not violated any applicable environmental laws or regulations.

3.17 Non-Compete.   Seller covenants that as a result of this Agreement, it
will no longer have any interest in the management of golf facilities for which it does not have an ownership interest. Seller further covenants that until the sooner of (i) two years from the Closing, (ii) Seller exercises its repurchase rights as set forth in Exhibit F, (iii) Buyer sells, conveys or otherwise transfers any of the Shares or the Management Contracts to any party other than a majority-owned affiliate of Buyer, or (iv) Buyer is required to pay the outstanding balance due under Exhibit F as a result of failing to make timely payments, Seller, its assigns, officers, or directors will not provide management services similar to those now provided by BGMS.

3.18 Survival of Representations.   Each of the representations, warranties and
covenants contained in this Article III are intended for the benefit of Buyer. Each of said representations, warranties and covenants shall survive the Closing for a period of two (2) years, at which time they shall expire unless prior to such time Buyer has made a formal, written claim alleging a breach of one or more of the representations, warranties or covenants. No investigation, audit, inspection, review or the like conducted by or on behalf of Buyer shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that Buyer has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to Buyer to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to Seller. As used herein, the term "Seller's Knowledge" shall mean the actual knowledge of Seller's Directors, officers, or employees.

                                 ARTICLE IV
              BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce Seller to enter into this Agreement and to sell BGMS, Buyer hereby makes the following representations, warranties and covenants, upon each of which Buyer acknowledges and agrees that Seller is entitled to rely and has relied:

4.1 Organization and Power.   Buyer is duly formed or organized, validly
existing and in good standing under the laws of the state of its formation and has all governmental licenses, Authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Buyer under this Agreement.

4.2 Non-contravention.   The execution and delivery of this Agreement, the
documents contemplated hereby, and the performance by Buyer of its obligations hereunder and thereunder, do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer or result in the creation of any lien or other encumbrance on any asset of Buyer.

4.3 Litigation.   There is no action, suit or proceeding, pending or known to be threatened, against or affecting Buyer in any court or before any arbitrator or before any administrative panel or otherwise that (a) could materially and adversely affect the business, financial position or results of operations of Buyer, or (b) could materially and adversely affect the ability of Buyer to perform its obligations under this Agreement, or under any document to be delivered pursuant hereto.

4.4 Bankruptcy.   No Act of Bankruptcy has occurred with respect to Buyer.

4.5 Authorization and Execution.   This Agreement has been, and each of the
agreements and certificates of Buyer to be delivered to Seller at Closing as provided in Section 5.2 will be, duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms. All action required pursuant to this Agreement necessary to effectuate the transactions contemplated herein has been, or will at Closing be, taken promptly and in good faith by Buyer and its representatives and agents.

4.6 Financial Information. Buyer shall provide Seller appropriate financial information on a regular basis. Such information shall be equivalent to that provided to Granite Golf Group, Inc. shareholders, including quarterly and annual financial statements, and notice of material adverse event. Financial statements delivered by Buyer shall be true and correct.

4.7 Securites Registration.   If Granite Golf Group, Inc. files a
registration statement in compliance with the Securities Act of 1933, Granite shall comply with the Registration Rights Agreement executed by the parties and attached as Exhibit G.


                                  ARTICLE V
                     CONDITIONS AND ADDITIONAL COVENANTS

5.1 As to Buyer's Obligations. Buyer's obligations under this Agreement are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the following covenants:

         a. Seller's Deliveries. Seller shall have delivered to or for the benefit of Buyer, as the case may be, on or before the Closing Date, all of the documents and other information required of Seller pursuant to this Agreement. Seller shall deliver all documents, rights and transfers necessary to complete the transaction. Such transfers may be required from BGMS, Seller, affiliates, partners, or officers.

         b. Representations, Warranties and Covenants. All of Seller's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made, there shall have occurred no material adverse change in the condition or financial results of the operation of BGMS since the Effective Date. Seller shall have performed all of its covenants and other obligations under this Agreement and Seller shall have executed and delivered to Buyer on the Closing Date a certificate dated as of the Closing Date to the foregoing effect in the form of Exhibit I attached hereto.

         c. Financing. On or before the Effective Date, Buyer shall have obtained financing for Buyer's purchase of BGMS, on terms and conditions acceptable to Buyer in its sole and absolute discretion.

         d. Inspection of Documents. Seller shall make available to Buyer, its agents, auditors, engineers, attorneys and other designees, for inspection and/or copying, copies of all audits and reviews, books, records, tax returns, bank statements, financial statements, fee schedules and any and all other material or information relating to BGMS which are in, or come into, Seller's possession or control, or which Seller may attain.

         e. Disclosure Schedule. Seller shall deliver to Buyer a disclosure schedule that accurately and completely identifies and describes Employment Agreements, if any, and the names of all employees, their social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.

         f. UCC Search. Seller shall deliver to Buyer current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of the State of Florida respecting Seller, and BGMS and its subsidiaries, together with searches for pending litigation, tax liens and bankruptcy filings.

         g. Financial Statements. Seller has delivered, and shall continue to deliver to Buyer, all financial statements for BGMS.

         h. Tax Clearance Certificates. Delivery of Tax Clearance Certificates if available under applicable law from each jurisdiction assessing taxes against any property or business thereon.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Buyer and may be waived in whole or in part by Buyer, but only by an instrument in writing signed by Buyer.

5.2 As to Seller's Obligations. Seller's obligations under this are subject to the satisfaction of the following conditions precedent and the compliance by Buyer with the following covenants:

         a. Buyer's Deliveries. Buyer shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Buyer pursuant to this Agreement.

         b. Representations, Warranties and Covenants. All of Buyer's representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if then made and Buyer shall have performed all of its covenants and other obligations under this Agreement.

Each of the conditions and additional covenants contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.

                                 ARTICLE VI
                                   CLOSING

6.1 Closing. Closing shall be held on Thursday, June 19, 1997 at 10 p.m. Pacific Standard Time, at the offices of the Buyer (or counsel to the Buyer). Possession of the Shares and operations of BGMS shall be delivered to Buyer at Closing.

6.2 Seller's Deliveries. At Closing, Seller shall deliver to Buyer all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:

         a.      Seller's Certificate.  The certificate required by
                 Section 5.1 (b).

         b.      The Bill of Sale - Personal Property.

         c.      The FIRPTA Certificate.

         d. Organizational Documents. BGMS's Organizational Documents, including amendments.

         e. Board Resolutions. Appropriate resolutions of the Board of Directors of Seller, certified by the secretary or an assistant secretary of Seller authorizing (i) the execution on behalf of Seller of this Agreement and the documents to be executed and delivered by Seller prior to, at or otherwise in connection with Closing, and (ii) the performance by Seller of its obligations under this Agreement and under such documents, or appropriate resolutions of the partners of Seller, as the case may be.

         f. Insurance Policies. Copy of each and every existing insurance policy covering BGMS and certificates evidencing such coverage.

         g. Communication; Addresses. A written instrument executed by Seller, conveying and transferring to Buyer all of Seller's right, title and interest in any telephone numbers, fax numbers or internet or electronic mail addresses (if applicable) relating solely to BGMS, and, if Seller maintains a post office box solely with respect to BGMS, conveying to Buyer all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

         h. Tax Bills. Any current tax bills in Seller's possession or under its control relating to the operations of BGMS.

         i. Accounts Receivable and Accounts Payable. A list of Seller's outstanding accounts receivable and Accounts Payable relating to the operations of BGMS as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller.

         j. Tenant Notices. Written notice notifying all interested parties, including leases of BGMS, that BGMS has been conveyed to Buyer and directing that all payments, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer.

         k. Miscellaneous. Any other document or instrument reasonably requested by Buyer with respect to BGMS.

6.3 Buyer's Deliveries. At Closing, Buyer shall pay or deliver to Seller the following:

         a. Purchase Price. The Purchase Price by federal funds wire to an account designated by Seller.

         b. Registration Rights Agreement. The Registration Rights Agreement, executed and attached as Exhibit G.

         c. Security Agreement. The Security Agreement, executed and attached as Exhibit H.

         d. Miscellaneous. Any other document or instrument reasonably requested by Seller relating to the transaction contemplated hereby.

6.4 Mutual Deliveries. At Closing, Buyer and Seller shall mutually execute and deliver each other:

         a. Closing Statements. A closing statement for Seller and a closing statement for Buyer (collectively, the "Closing Statements") reflecting the Purchase Price and the adjustments and prorations required under this Agreement and the allocation of income and expenses required hereby.

         b. Miscellaneous. Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.

6.5 Closing Costs. Except as is otherwise provided in this Agreement, each party hereto shall pay its own legal fees, costs and expenses.

6.6 Income and Expense Allocations. All income and expenses with respect to BGMS, and applicable to the period of time before and after Closing, determined in accordance with generally accepted accounting principles consistently applied, shall be allocated between Seller and Buyer. Seller shall be entitled to all income and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Buyer shall be entitled to all income and shall be responsible for all expenses for the period of time from, after and including the Closing Date. Such adjustments shall be shown on the Closing Statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the Closing Statements) and shall increase or decrease (as the case may be) the Purchase Price payable by Buyer. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at Closing:

         a.      Rents and Fees. Current and prepaid rents or fees.

         b.      Taxes. Any taxes payable

         c. Utilities. Utility charges (including but not limited to charges for water, sewer and electricity).

         d. License and Permit Fees. License and permit fees, where transferable.

         e.      Income and Expenses.  All other income and expenses of BGMS.

         f. Miscellaneous Prorations. Such other items as are usually and customarily prorated between Buyers and Sellers in equivalent transactions.

6.8 Post-Closing Adjustments.

         a. Availability of Bills. If accurate allocations and prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment outside of escrow upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by Seller or Buyer with respect to BGMS after the Closing Date shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. Seller shall pay at Closing all accrued taxes applicable to BGMS.

         b. Taxes & Insurance. The parties shall allocate appropriate tax and insurance expenses payable, provided that Buyer shall not be under any obligation to continue insurance coverage and may choose to substitute equivalent or different coverage.

6.9 Post-Closing Sale by Granite.   If at any time after Closing, and
before any final installment of the Purchase Price has been paid, Granite sells or otherwise transfers its interest in any of the Shares or property described in Recital B to any entity other than Seller, or a majority owned affiliate of Granite, any outstanding balance due under this Agreement shall be immediately paid in cash.


                                 ARTICLE VII
                             GENERAL PROVISIONS

7.1 Risk of Loss. The risk of any loss or damage to BGMS prior to the Closing Date shall remain upon Seller. If any such loss or damage occurs prior to Closing, Buyer shall have the right to terminate this Agreement pursuant to
Section 8.3. If Buyer elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Buyer at Closing.

7.2 Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Buyer and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to their respective attorneys, accountants, engineers, surveyors, financiers and bankers. Seller and Buyer acknowledge and agree that both parties must comply with all disclosure and applicable securities regulations, and shall be permitted to do so.

                                  ARTICLE VIII
                         LIABILITY OF BUYER AND SELLER;
                      INDEMNIFICATION BY BUYER AND SELLER;
                               TERMINATION RIGHTS

8.1 Liability of Buyer. Buyer agrees to assume the Accounts Payable relating to the operations of BGMS, as listed according to Exhibit B. Buyer does not assume any obligation of Seller or any liability for claims arising out of any occurrence prior to Closing with respect to Seller or operations of BGMS.

8.2 Liability of Seller. Seller does not assume any obligation of Buyer, or any liability for claims arising out of any occurrence prior to Closing with respect to the operations of Buyer.

8.3 Indemnification by Seller. Seller hereby indemnifies and holds Buyer harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys, fees) that may at any time be incurred by Buyer, whether before or after Closing, as a result of any breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto, for a period of two (2) years following the Closing. The provisions of this section shall survive termination of this Agreement by Buyer or Seller. After twelve months from the Closing Date, the maximum amount payable by Seller within this section shall be amount of the Purchase Price.

8.4 Indemnification by Buyer. Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys fees) that may at any time be incurred by Seller, whether before or after Closing, as a result of (i) any breach by Buyer of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Buyer pursuant hereto, and (ii) BGMS's post-closing operations related to any Management Contract to which Seller or any affiliate possessed at the time of Closing.

8.5 Termination by Buyer. If any condition set forth herein for the benefit of Buyer cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Buyer to terminate this Agreement and its obligations under this Agreement, and Seller fails to cure any such matter within thirty (30) business days after notice thereof from Buyer, Buyer, at its option, and as its sole remedies hereunder may elect either (a) to terminate this Agreement and all other rights and obligations of Seller and Buyer under this Agreement shall terminate immediately and all funds paid or deposited by Buyer (including but not limited to earnest money) shall be immediately refunded to Buyer; or (b) to waive its right to terminate,and waive any such breach on the part of Seller and, instead, to proceed to Closing without a reduction in the Purchase Price. If Buyer terminates this Agreement as a consequence of a misrepresentation or breach of a warranty or covenant by Seller, or a failure by Seller to perform its obligations under this Agreement, Seller shall return all monies paid as deposits to the Buyer.

8.6 Termination by Seller. If any condition set forth herein for the benefit of Seller cannot or will not be satisfied prior to Closing, and Buyer fails to cure any such matter within thirty (30) business days after notice thereof from Seller, Seller may, at its option and as its sole remedies hereunder, elect either (a) to terminate this Agreement, in which event the rights and obligations of Seller and Buyer hereunder shall terminate immediately, or (b) to waive its right to terminate, and waive any such breach on the part of Buyer, and instead, to proceed to Closing. If Seller elects to terminate this Agreement, Seller agrees to accept the sum of twenty-five thousand ($25,000) dollars as agreed and liquidated damages, and Seller waives any and all other claims for damages, actual, consequential or otherwise, that it may possess against Buyer.

8.5 Costs and Attorneys' Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, arbitration or other form of dispute resolution, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.


                                 ARTICLE IX
                          MISCELLANEOUS PROVISIONS

9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. Only a written instrument duly executed by the parties hereto may modify this Agreement.

9.2 Assignments. Buyer may assign its rights under this Agreement to a majority owned affiliate of Buyer without the consent of Seller, provided any such assignment shall not relieve Granite Golf Group, Inc. of any of its obligations or liabilities hereunder, including its obligations to pay the Purchase Price, including the deferred portions of the Purchase Price. Buyer may not otherwise assign its interest herein without the prior written consent of Seller. Seller may assign its rights to receive any portion of the Purchase Price, however Seller may not otherwise assign its interest herein without the prior written consent of Buyer, which consent will not be unreasonably withheld.

9.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.

9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.8 Costs. Regardless of whether Closing occurs under this Agreement, and except as otherwise expressly provided in this Agreement, or any document delivered pursuant to this Agreement, each party to this Agreement shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees of attorneys, engineers and accountants.

9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as on the Summary Sheet or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

9.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

9.11 Survival. Except as expressly provided in Section 3, all of the representations, warranties, covenants and agreements of Seller and Buyer made in, or pursuant to, this Agreement shall survive Closing as provided herein and shall not merge any other document or instrument executed and delivered in connection herewith.

9.12 Further Assurances. Seller and Buyer each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Buyer specifically established hereby.

9.14 Confidentiality. Any confidential information delivered by Seller to Buyer under this Agreement shall be used solely for the purpose of acquiring BGMS and Buyer will keep such information confidential; provided Buyer shall have the right to provide such information to its consultants and advisors and to disclose such information as Buyer determines is necessary or appropriate in connection with filing with the Securities and Exchange Commission. If Buyer does not acquire BGMS, it shall deliver to Seller copies of all proprietary information delivered to Buyer by Seller. Buyer and Seller agree to keep confidential the terms and conditions of this Agreement, provided, however, that Buyer and Seller shall have the right to provide such information to its consultants and advisors.

         IN WITNESS WHEREOF, Seller and Buyer have hereunder affixed their signatures to this Purchase and Sale Agreement, all as of the 24th day of June, 1997.


BUYER                                      SELLER
GRANITE GOLF GROUP, INC                    BRASSIE GOLF CORPORATION
A Nevada Corporation                       a Delaware Corporation


By /s/ T. Marney Edwards                   By /s/ William E. Horne
   ---------------------                      --------------------


Print Name   T. Marney Edwards             Print Name   William E. Horne
             -----------------                          ----------------


Its   Chief Financial Officer              Its   President
      -----------------------                    ---------

                                  EXHIBIT A
MANAGEMENT CONTRACTS

EagleBrook Country Club                            Riviera Country

Florence Country Club                              Sea Pines Country Club

Heritage Links                                     Smokey Mountain Golf Club

Kettnering Country Club                            St James - Members Club

Lone Palm Country Club                             Southern Dunes

Miramar Beach & Tennis Club                        Starmount Forest Country Club

Panama Country Club                                Village of Sands Point

Pasadena Country Club

Ridgeway Country Club                              The Links


BRASSIE GOLF CORPORATION - OWNERSHIP / MANAGEMENT

The Gauntlet at Curtis Park                        The Gauntlet at St. James

The Gauntlet at Laurel Valley                      The Gauntlet at Myrtle West


PROSPECTIVE CLIENTS

The Players Club                                   Autumn Oaks
West Chase                                         Dataw Island
Royce Brook                                        Broken Sound
Tunica / Biloxi                                    Grand Casino
Cherokee                                           The Woods
Fox Meadow                                         Olde Hickory
Palm Aire                                          Longview
Hunterdon County                                   Manassas Park
Kishwaulkee                                        Manhattan Woods
Jacksonville Golf & CC                             Cahoon Plantation
Village Club

                                LIST OF EXHIBITS


 Exhibit A                Tangible Personal Property
 Exhibit B                Accounts Payable
 Exhibit C                Accounts Receivable
 Exhibit D                Current Balance Sheet
 Exhibit E                FIRPTA Certificate
 Exhibit F                Purchase Price
 Exhibit G                Registration Rights Agreement
 Exhibit H                Security Agreement
 Exhibit I                Seller's Certificate
 Exhibit J                Guaranty Agreement

                                       EXHIBIT F

The Purchase Price shall be One Million One Hundred Thousand and no/100 dollars ($1,100,000.00)

A.       AT CLOSING:

1. Granite Golf Group, Inc. ("Granite") shall pay Six Hundred Thousand and no/100 dollars ($600,000.00) in cash.

2. Granite and the Companies shall deliver a Security Agreement, included herein as Exhibit H.


B.       ON JULY 31, 1997, OR WITHIN 5 DAYS THEREAFTER:

1. The parties shall examine the monthly invoices for management or accounting fees sent to all current, active, and collectible management contract clients. The sum of those invoices shall be divided into 850,000 to determine the multiple for any repurchase, as described below.

C.       ON OR BEFORE JANUARY 9, 1998

Notwithstanding the terms described herein, the parties agree that any payment after the Closing Date within Exhibit F shall be subject to Buyer's confirmation of Management Contract gross revenues. That portion of the Purchase Price shall be reduced in the following event:

         The parties agree that the Seller has estimated that the 1997 gross revenues of COPM and its course management affiliates will be $1,033,706. Excluding Curtis Park, Laurel Valley, Myrtle West, the Gauntlet at St. James, and the St. James Plantation Members Club, the adjusted amount is $847,706. On or before January 9, 1998, the parties shall determine the expected annual gross revenues, and if below $847,706, the purchase price shall be reduced on a dollar for dollar basis. In no event shall the Purchase Price be reduced by more than $150,000.00.

         Seller shall have the right to review the books and records of Buyer and COPM to confirm any adjustment of the Purchase Price as provided above. Seller may commence such review within thirty (30) days after receiving written notice from Buyer of Buyer's proposed adjustment. In the event that Seller's review results in a Purchase Price adjustment different than that proposed by Buyer, the parties will select an uninterested third party Certified Public Accountant who shall determine that adjustment and the parties agree to be bound by such determination.


D.       ON OR BEFORE JANUARY 30, 1998:

1. Granite shall provide verification to Seller that it has received at least Five Million and no/100 ($5,000,000.00) dollars in equity capital, said amounts committed after June 15, 1997 as well as written commitments from bona fide third party institutional lenders to fund Fifty Million and no/100 ($50,000,000.00) dollars in debt capital.

2. If both the equity and debt capital have been successfully raised, according to item 1, above, Granite shall have the option to make a written offer to pay Two Hundred Fifty Thousand and no/100 ($250,000)dollars to Seller as a full and final payment of the Purchase Price. The Seller shall have 10 days to either accept or reject the offer.

         a. If the Seller accepts the offer, Granite shall have 30 days from the receipt of a written acceptance to make the payment. Upon payment, there shall be no further obligations of payment by Granite under this Agreement.

         b. If the Seller rejects the offer, Seller shall be entitled to receive only Granite Golf Group, Inc. stock as the balance due, except as provided in section 6.9 of this Agreement. The terms of the stock payment are described in E (2) and G of this Exhibit F.

1. If the capital has not been successfully raised, Seller shall have an option to either proceed with the purchase as described in section E, herein, or exercise a right to repurchase all previously sold
         Shares, rights, property and interests of BGMS, including Management Contracts acquired after Closing.

         a. If Seller elects to repurchase, The parties shall examine the invoices for management or accounting fees sent to all current and active management contract clients. The sum of those invoices shall be multiplied by the multiple determined in section B(1). Further, Granite shall have the option of including the following management contracts, if current and active, in the sum of invoices and purchase by Seller:
                              Cypress Head, Port Orange Florida
                              Eagle Trace, Clearwater, Minnesota
                              Schalamar Creek, Lakeland, Florida
                              Spruce Creek, Daytona Beach, Florida
                              Preswick Golf Club, Ormond Beach, Florida
                              Municipal golf course (unnamed), Universal
                              City,Texas
                 (i) Seller shall provide written notice of its election to repurchase before February 16, 1998. Seller shall at the same time make a non-refundable deposit of $25,000.00. From January 30, 1998 to February 10, 1998, Granite shall provide all reasonably requested materials in order for Seller to make said election.
                 (ii) In no case shall the repurchase price be less than Six Hundred Thousand and no/100 ($600,000) dollars.
                 (iii) Seller shall have 30 days from the date of notice to repurchase to pay the balance due, in cash.
                 (iv) The option to repurchase is not transferable by Seller.
                 (v) If Seller elects to repurchase, upon the closing of such repurchase, it shall relinquish all rights to acquire Granite stock under this Agreement.

                 b. If Seller elects not to repurchase, the balance of payments shall be made according to sections E(1)&(2) of Exhibit F,


A.  TWELVE MONTHS FROM THE CLOSING DATE:

The Seller shall make an election as a full payment of the balance due. The election shall be as follows:

         1. Two Hundred and Fifty Thousand and No/100 ($250,000.00) in cash, to be paid within 30 days. In the event Seller chooses this cash payment, and it is paid as described in the foregoing sentence, Granite shall have no further obligation under the Agreement; or

         2. Five Hundred Thousand and No/100 ($500,000.00) in fully paid, nonassessable, and freely tradable shares of Granite Golf Group, Inc. Common stock, containing full voting rights, issued according to the following schedule:

                 a. Two Hundred and Fifty Thousand and no/100 ($250,000.00) issued on the first anniversary date of the Closing. The price per share shall be seventy five percent (75%) of the previous average 30-day closing.

                 b. Two Hundred and Fifty Thousand and no/100 ($250,000) issued on the second anniversary date of the Closing. The price per share shall be seventy five percent (75%) of the previous average 30-day closing price.

F. From and at all times after the Closing Date, Seller, its officers or directors, or their assigns, if any, shall not short sales of Shares without the written consent of Granite Golf Group, Inc., nor take any action which might reasonably be expected to cause or result in any manipulation of the price of any security of Granite to facilitate the sale of any Shares pursuant to this Agreement.

G. If at any time after closing, Granite Golf Group, Inc. shall default in its obligation under this Exhibit F, as well as its obligations to register stock under the Registration Rights Agreement, then upon such default, Brassie Golf Corporation, at its option, may declare all amounts owed to Brassie Golf Corporation described in this Exhibit F to then e immediately due and payable in cash, or at Brassie Golf Corporation's election, in stock of Granite Golf Group, Inc., and Grassie Golf Corporation may exercise all rights or remedies to recover such amounts as are available at law or in equity, including, but not limited to, enforcing its rights under the Security Agreement. In the event of such default, Brassie Golf Corporation shall be entitled, in addition to other remedies, to recover all costs and expenses of any action or litigation undertaken to enforce its rights under this Exhibit F, including, but not limited to, all attorney's fees, whether such attorney's fees are incurred in any pretrial, trial, appellate or bankruptcy proceedings.

H. The Companies shall unconditionally and absolutely guaranty the obligations of Granite Golf Group, Inc. under this Exhibit F by executing the Guaranty Agreement attached hereto as Exhibit I. Further, in order to secure their obligations under the Guaranty

Agreement, the Companies shall join into the Security Agreement.